Exhibit 99.1

RBB Bancorp Reports Third Quarter 2023 Earnings

Los Angeles, CA, October 23, 2023 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended September 30, 2023.

The Company reported net income of $12.0 million, or $0.63 diluted earnings per share, for the quarter ended September 30, 2023, compared to net income of $10.9 million, or $0.58 diluted earnings per share, and $16.7 million, or $0.87 diluted earnings per share, for the quarter ended June 30, 2023 and September 30, 2022, respectively.

“We were pleased to be awarded with a $5 million Community Development Financial Institution (“CDFI”) Equitable Recovery Program (“ERP”) award by the US Treasury,” said David Morris, CEO of RBB Bancorp. “We believe it is a testament to our ongoing efforts to support the communities in which we operate.”

Mr. Morris continued, “We continued to make progress on our goal of reducing our loan to deposit ratio. We were also pleased to see stabilization in credit and a reduction in expenses in the third quarter.”

“We have done a good job managing through the market volatility and improving corporate governance,” said Dr. James Kao, Chairman of the Company. “The Board of Directors is confident that we now have the right strategy and people in place to continue to build shareholder value.”

Third Quarter 2023 Highlights Compared to Second Quarter 2023

●	Net income increased to $12.0 million, or $0.63 diluted earnings per share.
●	Net interest income decreased to $27.6 million.
●	Noninterest income increased to $7.7 million and noninterest expense decreased to $16.9 million.
●	Total loans held for investment decreased by $75.0 million and total deposits decreased by $21.3 million, resulting in a decrease in the net loan to deposit ratio to 97.6% from 99.3% at the end of the prior quarter.
●	Return on average assets increased to 1.17%.
●	Return on average tangible common equity increased to 11.04%. (1)
●	Net interest margin decreased to 2.87%.
●	The ratio of allowance for credit losses to total loans increased to 1.36% from 1.35% at the end of prior quarter.
●	The Company's capital position remained strong with a ratio of 17.8% tier 1 common equity to risk-weighted assets.
●	The Company will redeem $55 million of outstanding Fixed-to-Floating Subordinated Notes due in 2028 (the “2028 Subordinated Notes”) on December 1, 2023.

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income before provision for credit losses was $27.6 million for the third quarter of 2023, compared to $31.9 million for the second quarter of 2023. The $4.3 million decrease was primarily attributable to an increase in interest expense on time deposits and a decrease in interest and fees on loans, partially offset by increases in interest income on interest-bearing deposits and on investment securities. For the third quarter of 2023, average time deposits increased $70.8 million and the interest rate paid on time deposits increased 35 basis points to 4.33% from 3.98% in the second quarter of 2023.

Compared to the third quarter of 2022, net interest income before provision for credit losses decreased $11.4 million from $39.0 million. The decrease was primarily attributable to an increase in average interest-bearing deposits of $651.7 million and a 301 basis point increase in the interest rate paid on interest-bearing deposits, partially offset by an increase in average loans of $31.5 million and a 46 basis point increase in the yield earned on loans from 5.53% in the third quarter of 2022 to 5.99%.

Net interest margin was 2.87% for the third quarter of 2023, a decrease of 50 basis points from 3.37% in the second quarter of 2023 primarily due to a 36 basis point increase in the average cost of interest-bearing deposits from 3.47% in the second quarter of 2023 to 3.83% in the third quarter of 2023. Cost of interest-bearing deposits increased due to increasing market rates and peer bank deposit competition.

The Company will redeem on December 1, 2023 the 2028 Subordinated Notes at a redemption price equal to 100% of the principal amount of the 2028 Subordinated Notes plus accrued and unpaid interest to but excluding December 1, 2023.  The 2028 Subordinated Notes have an aggregate principal amount outstanding of $55 million.  From and after December 1, 2023, all interest on the 2028 Subordinated Notes will cease to accrue.

Noninterest Income

Noninterest income was $7.7 million for the third quarter of 2023, an increase of $5.2 million from $2.5 million in the second quarter of 2023. The increase was primarily driven by a $5.0 million CDFI ERP award received, a $194,000 increase in gain on sale of loans, and a $190,000 increase in gain on sale of other real estate owned (“OREO”), partially offset by a $110,000 decrease in wealth management commissions during the quarter.

Noninterest Expense

Noninterest expense for the third quarter of 2023 was $16.9 million, compared to $18.5 million for the second quarter of 2023. The $1.6 million decrease was primarily attributable to a $1.9 million decrease in legal and other professional fees, partially offset by a $417,000 increase in salaries and employee benefits expenses primarily due to new hires in the quarter. The decrease in legal and other professional fees were primarily due to the insurance coverage with respect to legal expenses related to the Company's voluntary cooperation with the Securities and Exchange Commission's (“SEC”) requests for information, as disclosed in the Company's Current Report on Form 8-K filed with the SEC on July 24, 2023, after all prior payments of the Company reached the $1.0 million retention amount.

Income Taxes

The effective tax rate was 29.8% for the third quarter of 2023, 29.5% for the second quarter of 2023, and 27.8% for the third quarter of 2022.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.1 billion as of September 30, 2023, a decrease of $75.0 million from June 30, 2023, and a decrease of $100.0 million from September 30, 2022. The decrease from June 30, 2023 was primarily due to a $49.4 million decrease in single-family residential mortgages, a $19.2 million decrease in commercial real estate loans, a $3.8 million decrease in commercial and industrial loans, a $3.0 million decrease in Small Business Administration (“SBA”) loans, and a $2.5 million decrease in other loans, partially offset by a $2.9 million increase in construction and land development loans. The decrease from September 30, 2022 was primarily due to a $93.7 million decrease in construction and land development loans, a $77.2 million decrease in commercial and industrial loans, a $56.6 million decrease in commercial real estate loans, an $11.5 million decrease in SBA loans, and a $10.0 million decrease in other loans, partially offset by a $149.0 million increase in single-family residential mortgages. In the first nine months of 2023, management decreased loan growth to lower the loan to deposit ratio and to strengthen the liquidity position of the Company.

As of September 30, 2023, the Bank’s total available-for-sale securities amounted to $354.4 million, including available-for-sale securities maturing in over 12 months of $259.4 million. As of September 30, 2023, the Bank recorded gross unrealized losses of $37.1 million on its available-for-sale securities compared to gross unrealized losses of $32.3 million as of June 30, 2023 with respect to its available-for-sale securities due to Federal Reserve Bank raised interest rate by 25 basis points in July 2023.

Liquidity and Deposits

Total deposits were $3.2 billion as of September 30, 2023, which reflected a decrease of $21.3 million or 0.7% compared to June 30, 2023, primarily due to a decrease in brokered deposits of $49.1 million, partially offset by an increase in time deposits of $31.7 million. As of September 30, 2023, the Company had $330.8 million in cash on the balance sheet, which is an increase of $84.5 million or 34.3% from June 30, 2023. In addition, the Company had $909.8 million in Federal Home Loan Bank borrowing availability, Fed fund lines of $92.0 million, $41.9 million in available funds from the Federal Reserve Bank's discount window and $261.2 million in available-for-sale securities that were unpledged.

Credit Quality

Nonperforming assets totaled $40.4 million, or 0.99% of total assets at September 30, 2023, compared to $42.2 million, or 1.04% of total assets at June 30, 2023. The $1.8 million decrease in nonperforming assets was due to loans that migrated to accrual status of $2.2 million, loans charged-off of $2.2 million, loan paydowns of $295,000, and one OREO of $293,000 that was sold, partially offset by loans that migrated into non-accrual status of $3.2 million, consisting primarily of commercial real estate loans and single-family residential mortgages.

Special mention loans totaled $31.2 million or 1.00% of total loans at September 30, 2023, compared to $24.2 million, or 0.76% of total loans at June 30, 2023. The increase is due to additional special mention loans of $9.3 million, consisting primarily of commercial real estate loans, partially offset by an upgrade to pass loans of $2.2 million.

Substandard loans totaled $71.4 million or 2.29% of total loans at September 30, 2023, compared to $74.1 million, or 2.32% of total loans at June 30, 2023. The decrease is due to loan paydowns of $3.2 million and upgrades to pass loans of $823,000, partially offset by additional substandard loans of $1.4 million, consisting primarily of single-family residential mortgages.

30-89 day delinquent loans, excluding non-accrual loans, increased $12.4 million to $19.7 million as of September 30, 2023 compared to $7.2 million as of June 30, 2023. The $12.4 million increase in past due loans was primarily due to a new delinquent commercial real estate loan of $16.1 million for one business day payment delay, which reverted back to current in October 2023. Offsetting the increase were loans that migrated back to past due for less than 30 days in the amount of $4.8 million, consisting primarily of single-family residential mortgages, loans that converted to non-accrual status in the aggregate amount of $835,000, and loan payoffs or paydowns of $575,000.

Total net charge-offs were $2.2 million for the third quarter of 2023, as compared to net charge-offs of $580,000 in the prior quarter and net recoveries of $127,000 in the same quarter last year.

Provision for credit losses were $1.4 million for the third quarter of 2023, as compared to $380,000 in the prior quarter and $1.8 million in the same quarter last year.

The allowance for credit losses totaled $42.4 million, or 1.36% of loans held for investment at September 30, 2023, compared with $43.1 million, or 1.35%, of loans held for investment at June 30, 2023.

Dividend Payout and Stock Repurchase

For the third quarter of 2023, the Board of Directors declared a common stock cash dividend of $0.16 per share, payable on November 10, 2023 to stockholders of record on October 30, 2023.

On June 14, 2022, the Board of Directors authorized the repurchase of up to 500,000 shares of common stock, of which 433,124 shares remain available. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with SEC Rules 10b5-1 and 10b-8. The Company did not repurchase any shares during the third quarter of 2023, and has not repurchased any shares since October 24, 2022 pursuant to this authorization.

Contact: Alex Ko, Chief Financial Officer
(213) 533-7919
Alexko@rbbusa.com

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2023, the Company had total assets of $4.1 billion. Its wholly-owned subsidiary, the Bank, is a full service commercial bank, which provides business banking services to the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, October 24, 2023, to discuss the Company’s third quarter 2023 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 626566, conference ID RBBQ323. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 49264, approximately one hour after the conclusion of the call and will remain available through November 7, 2023.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. federal budget or debt or turbulence or uncertainly in domestic of foreign financial markets; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; the transition away from the London Interbank Offering Rate (LIBOR) and related uncertainty as well as the risks and costs related to our adopted alternative reference rate, including the Secured Overnight Financing Rate (SOFR); risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine and in the Middle East, which could impact business and economic conditions in the United States and abroad; public health crises and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate of the rules and regulations related to the calculation of the FDIC insurance assessment amount; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility;  fluctuations in the Bancorp’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California Department of Financial Protection and Innovation; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K and Form 10-K/A for the year ended December 31, 2022, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2023	2023	2022
Assets
Cash and due from banks	$330,791	$246,325	$134,179
Federal funds sold and other cash equivalents	—	—	40,000
Total cash and cash equivalents	330,791	246,325	174,179
Interest-bearing deposits in other financial institutions	600	600	600
Investment securities available for sale	354,378	391,116	266,270
Investment securities held to maturity	5,214	5,718	5,735
Mortgage loans held for sale	62	555	1,185
Loans held for investment	3,120,952	3,195,995	3,220,913
Allowance for credit losses	(42,430)	(43,092)	(36,047)
Net loans held for investment	3,078,522	3,152,903	3,184,866
Premises and equipment, net	26,134	26,600	26,850
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000
Cash surrender value of life insurance	58,346	57,989	56,975
Goodwill	71,498	71,498	71,498
Servicing assets	8,439	8,702	10,054
Core deposit intangibles	3,010	3,246	3,971
Right-of-use assets- operating leases	29,949	28,677	24,768
Accrued interest and other assets	87,411	66,689	63,278
Total assets	$4,069,354	$4,075,618	$3,905,229
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$572,393	$585,746	$916,301
Savings, NOW and money market accounts	608,020	598,546	882,126
Time deposits, $250,000 and under	1,237,831	1,275,476	608,489
Time deposits, greater than $250,000	735,828	715,648	552,754
Total deposits	3,154,072	3,175,416	2,959,670
FHLB advances	150,000	150,000	240,000
Long-term debt, net of debt issuance costs	174,019	173,874	173,441
Subordinated debentures	14,884	14,829	14,665
Lease liabilities - operating leases	31,265	29,915	25,701
Accrued interest and other liabilities	39,111	31,294	19,953
Total liabilities	3,563,351	3,575,328	3,433,430
Shareholders' equity:
Shareholders' equity	531,692	522,623	494,248
Non-controlling interest	72	72	72
Accumulated other comprehensive loss, net of tax	(25,761)	(22,405)	(22,521)
Total shareholders' equity	506,003	500,290	471,799
Total liabilities and shareholders’ equity	$4,069,354	$4,075,618	$3,905,229

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Interest and dividend income:
Interest and fees on loans	$47,617	$50,810	$43,588
Interest on interest-bearing deposits	3,193	2,112	373
Interest on investment securities	4,211	3,574	1,784
Dividend income on FHLB stock	290	259	224
Interest on federal funds sold and other	252	247	445
Total interest income	55,563	57,002	46,414
Interest expense:
Interest on savings deposits, NOW and money market accounts	3,106	2,778	1,529
Interest on time deposits	21,849	19,169	2,460
Interest on subordinated debentures and long term debt	2,579	2,550	2,427
Interest on other borrowed funds	440	579	1,020
Total interest expense	27,974	25,076	7,436
Net interest income before provision for credit losses	27,589	31,926	38,978
Provision for credit losses	1,399	380	1,766
Net interest income after provision for credit losses	26,190	31,546	37,212
Noninterest income:
Service charges, fees and other	6,347	1,525	1,214
Gain on sale of loans	212	18	265
Loan servicing fees, net of amortization	623	606	724
Increase in cash surrender value of life insurance	356	344	332
Gain on sale of other real estate owned	190	—	—
Total noninterest income	7,728	2,493	2,535
Noninterest expense:
Salaries and employee benefits	9,744	9,327	9,561
Occupancy and equipment expenses	2,414	2,430	2,349
Data processing	1,315	1,356	1,306
Legal and professional	1,022	2,872	1,077
Office expenses	437	350	382
Marketing and business promotion	340	252	364
Insurance and regulatory assessments	730	809	441
Core deposit premium	236	235	277
Other expenses	638	886	940
Total noninterest expense	16,876	18,517	16,697
Income before income taxes	17,042	15,522	23,050
Income tax expense	5,077	4,573	6,398
Net income	$11,965	$10,949	$16,652

Net income per share
Basic	$0.63	$0.58	$0.88
Diluted	$0.63	$0.58	$0.87
Cash Dividends declared per common share	$0.16	$0.16	$0.14
Weighted-average common shares outstanding
Basic	18,995,303	18,993,483	18,988,443
Diluted	18,997,304	18,995,100	19,130,447

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Interest and dividend income:
Interest and fees on loans	$148,369	$121,631
Interest on interest-earning deposits	6,096	655
Interest on investment securities	10,321	4,210
Dividend income on FHLB stock	814	673
Interest on federal funds sold and other	716	1,149
Total interest income	166,316	128,318
Interest expense:
Interest on savings deposits, NOW and money market accounts	8,180	3,091
Interest on time deposits	54,424	5,540
Interest on subordinated debentures and long term debt	7,668	7,154
Interest on other borrowed funds	2,428	1,974
Total interest expense	72,700	17,759
Net interest income before provision for credit losses	93,616	110,559
Provision for credit losses	3,793	3,048
Net interest income after provision for credit losses	89,823	107,511
Noninterest income:
Service charges, fees and other	9,108	3,745
Gain on sale of loans	258	1,783
Loan servicing fees, net of amortization	1,959	1,628
Increase in cash surrender value of life insurance	1,036	986
Gain on sale of fixed assets	32	757
Gain on sale of other real estate owned	190	—
Total noninterest income	12,583	8,899
Noninterest expense:
Salaries and employee benefits	28,935	28,558
Occupancy and equipment expenses	7,242	6,728
Data processing	3,969	3,857
Legal and professional	6,907	4,337
Office expenses	1,163	1,033
Marketing and business promotion	892	1,172
Insurance and regulatory assessments	2,043	1,360
Core deposit premium	708	833
Other expenses	2,445	2,489
Total noninterest expense	54,304	50,367
Income before income taxes	48,102	66,043
Income tax expense	14,218	19,297
Net income	$33,884	$46,746

Net income per share
Basic	$1.78	$2.44
Diluted	$1.78	$2.41
Cash Dividends declared per common share	$0.48	$0.42
Weighted-average common shares outstanding
Basic	18,991,579	19,142,732
Diluted	19,013,838	19,415,558

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets:
Federal funds sold, cash equivalents & other (1)	$285,484	$3,734	5.19%	$179,023	$2,619	5.87%	$141,737	$1,042	2.92%
Securities
Available for sale (2)	369,459	4,187	4.50%	348,343	3,547	4.08%	318,066	1,758	2.19%
Held to maturity (2)	5,385	48	3.54%	5,720	51	3.58%	5,738	50	3.46%
Mortgage loans held for sale	739	13	6.98%	52	1	6.65%	420	6	5.48%
Loans held for investment: (3)
Real estate	2,968,246	43,583	5.83%	3,064,633	46,304	6.06%	2,820,022	38,999	5.49%
Commercial	187,140	4,021	8.52%	207,493	4,503	8.70%	303,899	4,583	5.98%
Total loans held for investment	3,155,386	47,604	5.99%	3,272,126	50,807	6.23%	3,123,921	43,582	5.53%
Total interest-earning assets	3,816,453	$55,586	5.78%	3,805,264	$57,025	6.01%	3,589,882	$46,438	5.13%
Noninterest-earning assets	250,083			244,316			250,737
Total assets	$4,066,536			$4,049,580			$3,840,619

Interest-bearing liabilities
NOW	$55,325	$201	1.44%	$59,789	$202	1.36%	$74,518	$91	0.48%
Money Market	403,300	2,655	2.61%	432,384	2,519	2.34%	612,743	1,376	0.89%
Saving deposits	123,709	249	0.80%	111,214	57	0.21%	147,349	62	0.17%
Time deposits, $250,000 and under	1,285,320	14,090	4.35%	1,221,760	12,391	4.07%	566,730	1,221	0.85%
Time deposits, greater than $250,000	717,026	7,759	4.29%	709,803	6,778	3.83%	531,655	1,239	0.92%
Total interest-bearing deposits	2,584,680	24,954	3.83%	2,534,950	21,947	3.47%	1,932,995	3,989	0.82%
FHLB advances	150,000	440	1.16%	160,220	579	1.45%	239,674	1,020	1.69%
Long-term debt	173,923	2,194	5.00%	173,780	2,194	5.06%	173,345	2,194	5.02%
Subordinated debentures	14,848	385	10.29%	14,793	356	9.65%	14,629	233	6.32%
Total interest-bearing liabilities	2,923,451	27,973	3.80%	2,883,743	25,076	3.49%	2,360,643	7,436	1.25%
Noninterest-bearing liabilities
Noninterest-bearing deposits	571,371			606,015			964,867
Other noninterest-bearing liabilities	67,244			59,760			41,003
Total noninterest-bearing liabilities	638,615			665,775			1,005,870
Shareholders' equity	504,470			500,062			474,106
Total liabilities and shareholders' equity	$4,066,536			$4,049,580			$3,840,619
Net interest income / interest rate spreads		$27,613	1.98%		$31,949	2.52%		$39,002	3.88%
Net interest margin			2.87%			3.37%			4.31%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Nine Months Ended
	September 30, 2023			September 30, 2022
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets:
Federal funds sold, cash equivalents & other (1)	$192,393	$7,625	5.30%	$338,253	$2,477	0.98%
Securities
Available for sale (2)	332,007	10,245	4.13%	369,808	4,126	1.49%
Held to maturity (2)	5,610	151	3.60%	5,909	158	3.57%
Mortgage loans held for sale	295	16	7.25%	1,624	62	5.10%
Loans held for investment: (3)
Real estate	3,041,393	134,790	5.93%	2,696,183	107,301	5.32%
Commercial	214,618	13,562	8.45%	336,630	14,268	5.67%
Total loans held for investment	3,256,011	148,352	6.09%	3,032,813	121,569	5.36%
Total interest-earning assets	3,786,316	$166,389	5.88%	3,748,407	$128,392	4.58%
Noninterest-earning assets	244,822			245,137
Total assets	$4,031,138			$3,993,544

Interest-bearing liabilities
NOW	$59,476	$511	1.15%	$75,182	$185	0.33%
Money Market	431,299	7,314	2.27%	654,522	2,777	0.57%
Saving deposits	118,550	354	0.40%	147,033	129	0.12%
Time deposits, $250,000 and under	1,141,290	33,906	3.97%	573,401	2,698	0.63%
Time deposits, greater than $250,000	729,699	20,519	3.76%	542,535	2,842	0.70%
Total interest-bearing deposits	2,480,314	62,604	3.37%	1,992,673	8,631	0.58%
FHLB advances	179,707	2,428	1.81%	191,136	1,974	1.38%
Long-term debt	173,780	6,583	5.06%	173,202	6,583	5.08%
Subordinated debentures	14,794	1,084	9.80%	14,575	571	5.24%
Total interest-bearing liabilities	2,848,595	72,699	3.41%	2,371,586	17,759	1.00%
Noninterest-bearing liabilities
Noninterest-bearing deposits	624,781			1,115,153
Other noninterest-bearing liabilities	58,774			36,257
Total noninterest-bearing liabilities	683,555			1,151,410
Shareholders' equity	498,988			470,548
Total liabilities and shareholders' equity	$4,031,138			$3,993,544
Net interest income / interest rate spreads		$93,690	2.47%		$110,633	3.58%
Net interest margin			3.31%			3.95%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Per share data (common stock)
Book value	$26.64	$26.34	$24.82
Tangible book value (1)	$22.72	$22.40	$20.85
Performance ratios
Return on average assets, annualized	1.17%	1.08%	1.72%
Return on average shareholders' equity, annualized	9.41%	8.78%	13.93%
Return on average tangible common equity, annualized (1)	11.04%	10.33%	16.58%
Noninterest income to average assets, annualized	0.75%	0.25%	0.26%
Noninterest expense to average assets, annualized	1.65%	1.83%	1.72%
Yield on average earning assets	5.78%	6.01%	5.13%
Cost of average total deposits	3.14%	2.80%	0.55%
Cost of average interest-bearing deposits	3.83%	3.47%	0.82%
Cost of average interest-bearing liabilities	3.80%	3.49%	1.25%
Accretion on loans to average earning assets	0.00%	0.04%	0.01%
Net interest spread	1.98%	2.52%	3.88%
Net interest margin	2.87%	3.37%	4.31%
Efficiency ratio (2)	47.78%	53.80%	40.22%
Common stock dividend payout ratio	25.40%	27.59%	15.91%

(1)	Reconciliations of the non–GAAP measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Nine Months Ended September 30,
	2023	2022
Per share data (common stock)
Book value	$26.64	$24.82
Tangible book value (1)	$22.72	$20.85
Performance ratios
Return on average assets, annualized	1.12%	1.57%
Return on average shareholders' equity, annualized	9.08%	13.28%
Return on average tangible common equity, annualized (1)	10.68%	15.80%
Noninterest income to average assets, annualized	0.42%	0.30%
Noninterest expense to average assets, annualized	1.80%	1.69%
Yield on average earning assets	5.88%	4.58%
Cost of average deposits	2.70%	0.37%
Cost of average interest-bearing deposits	3.37%	0.58%
Cost of average interest-bearing liabilities	3.41%	1.00%
Accretion on loans to average earning assets	0.02%	0.02%
Net interest spread	2.47%	3.58%
Net interest margin	3.31%	3.95%
Efficiency ratio (2)	51.13%	42.16%
Common stock dividend payout ratio	26.97%	17.21%

(1)	Reconciliations of the non–GAAP measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	As of
	September 30,	June 30,	September 30,
	2023	2023	2022
Credit Quality Data:
Loans 30-89 days past due	$19,662	$7,242	$39,938
Loans 30-89 days past due to total loans	0.63%	0.23%	1.24%
Nonperforming loans	$40,146	$41,609	$11,503
Nonperforming loans to total loans	1.29%	1.30%	0.36%
Nonperforming assets	$40,430	$42,186	$11,796
Nonperforming assets to total assets	0.99%	1.04%	0.30%
Special mention loans	$31,212	$24,150	$21,569
Special mention loans to total loans	1.00%	0.76%	0.67%
Substandard loans	$71,401	$74,065	$52,118
Substandard loans to total loans	2.29%	2.32%	1.62%
Allowance for credit losses to total loans	1.36%	1.35%	1.12%
Allowance for credit losses to nonperforming loans	105.69%	102.94%	313.37%
Net charge-offs (recoveries)	$2,206	$580	$(127)
Net charge-offs to average loans (for the quarter-to-date period)	0.28%	0.07%	-0.02%

Capital ratios
Tangible common equity to tangible assets (1)	10.80%	10.64%	10.35%
Tier 1 leverage ratio	11.77%	11.60%	11.47%
Tier 1 common capital to risk-weighted assets	17.78%	16.91%	15.52%
Tier 1 capital to risk-weighted assets	18.36%	17.46%	16.06%
Total capital to risk-weighted assets	26.37%	25.27%	23.72%

(1)	Reconciliations of the non-GAAP measures are set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of September 30, 2023		As of June 30, 2023		As of September 30, 2022
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$127,655	4.1%	$131,456	4.1%	$204,817	6.4%
SBA	50,420	1.6%	53,459	1.7%	61,934	1.9%
Construction and land development	259,778	8.3%	256,916	8.0%	353,473	11.0%
Commercial real estate (1)	1,164,210	37.3%	1,183,396	37.0%	1,220,791	37.9%
Single-family residential mortgages	1,505,307	48.2%	1,554,713	48.7%	1,356,342	42.1%
Other loans	13,582	0.5%	16,055	0.5%	23,556	0.7%
Total loans (2)	$3,120,952	100.0%	$3,195,995	100.0%	$3,220,913	100.0%
Allowance for credit losses	(42,430)		(43,092)		(36,047)
Total loans, net	$3,078,522		$3,152,903		$3,184,866

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

Non-GAAP Financial Measures

Tangible Book Value Reconciliations

The tangible book value per share is a non-GAAP disclosure. Management measures the tangible book value per share to assess the Company’s capital strength and business performance and believes these are helpful to investors as additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2023, June 30, 2023, and September 30, 2022.

(dollars in thousands, except share and per share data)	September 30, 2023	June 30, 2023	September 30, 2022
Tangible common equity:
Total shareholders' equity	$506,003	$500,290	$471,799
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(3,010)	(3,246)	(3,971)
Tangible common equity	$431,495	$425,546	$396,330
Tangible assets:
Total assets-GAAP	$4,069,354	$4,075,618	$3,905,229
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(3,010)	(3,246)	(3,971)
Tangible assets	$3,994,846	$4,000,874	$3,829,760
Common shares outstanding	18,995,303	18,995,303	19,011,672
Tangible common equity to tangible assets ratio	10.80%	10.64%	10.35%
Book value per share	$26.64	$26.34	$24.82
Tangible book value per share	$22.72	$22.40	$20.85

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes these are helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2023	2022	2023	2022
Net income available to common shareholders	$11,965	$16,652	$33,884	$46,746
Average shareholders' equity	504,470	474,106	498,988	470,548
Adjustments:
Goodwill	(71,498)	(71,498)	(71,498)	(70,763)
Core deposit intangible	(3,165)	(4,154)	(3,398)	(4,215)
Adjusted average tangible common equity	$429,807	$398,454	$424,092	$395,570
Return on average tangible common equity	11.04%	16.58%	10.68%	15.80%